Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid	1	$ 850,850,000.00		$ 117,502.38
	Total Transaction Valuation:	$ 850,850,000.00
	Total Fees Due for Filing:			$ 117,502.38
	Total Fees Previously Paid:			$ 117,502.38
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	(1) Estimated for purposes of calculating the amount of the filing fee only. Calculated as the aggregate maximum purchase price to be paid for up to $850,000,000 of the $1,000,000,000 4.750% Non-Step-Up Non-Cumulative Contingent Convertible Perpetual Preferred Tier 1 Securities (the "Securities) in the offer, assuming 100% of the Securities will be purchased at the purchase price of $1,001.00 per $1,000 principal amount of the Securities being tendered. (2) Calculated at $138.10 per $1,000,000 of the Transaction Valuation, pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended. The fee of $117,502.38 was previously paid in connection with the filing of the Schedule TO-I by Banco Santander, S.A. (File No. 0001193125-26-240374) on May 27, 2026 (the "Schedule TO"). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources